Exhibit 16.2

Crowe GHP Horwath	GHP Horwath P.C. Member Crowe Horwath International 1801 California Street, Suite 2200 Denver, CO 80202 +1.303.831.5000 Tel +1.303.831.5001 Fax www.croweghphorwath.com

January 17, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:  Bion Environmental Technologies, Inc.

We have read the statements that we understand Bion Environmental Technologies, Inc. (Commission File No. 000-19333) will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made in the Form 8-K.

Sincerely,

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.